Exhibit 10.1

AVALARA, INC.

2018 EQUITY INCENTIVE PLAN
GLOBAL PERFORMANCE SHARE UNIT NOTICE

Avalara, Inc. (the “Company”) hereby grants to you an Award of Performance Share Units (the “PSUs”).  The PSUs are subject to all the terms and conditions set forth in this Global Performance Share Unit Notice (this “PSU Notice”), the Global Performance Share Unit Agreement (the “PSU Agreement”), including all appendices thereto, including any additional terms and conditions for your country as set forth in the applicable appendix (the “Appendices,” and together with the PSU Notice and the PSU Agreement, the “Agreement”), and the Avalara, Inc. 2018 Equity Incentive Plan (the “Plan”), all of which are incorporated into this PSU Notice in their entirety.

Participant:
Participant ID:
Grant Date:
Grant Number:
Target Number of PSUs Subject to Award (“Target PSUs”):

Performance Periods:  Three separate performance periods (each, a “Performance Period”) apply to the Target PSUs:

•	January 1, 2021 through December 31, 2021 (the “First Performance Period”)
•	January 1, 2021 through December 31, 2022 (the “Second Performance Period”)
•	January 1, 2021 through December 31, 2023 (the “Third Performance Period”)

Vesting Schedule:   Subject to the terms of the PSU Agreement, PSUs are eligible for vesting as follows:

•

For each of the First and Second Performance Periods, one-third of the Target PSUs are eligible for vesting based on the level of achievement of Revenue Compound Annual Growth Rate (the “Performance Goal”) (calculated in accordance with Annex A) for the applicable Performance Period (rounded down to the nearest whole PSU); provided, however, that such PSUs may not become vested in excess of 100% of target for such PSUs in each of the First and Second Performance Periods.

•

For the Third Performance Period, the Target PSUs are eligible for vesting based on the level of achievement of the Performance Goal (calculated in accordance with Annex A), minus the total number of PSUs that vested in each of the First Performance Period and the Second Performance Period (rounded down to the nearest whole share).

•	The total number of PSUs that may be earned for all Performance Periods may not exceed 250% of Target PSUs.

Determination of Vested PSUs: PSUs will be treated as vested only as of the date the Committee (as defined in the Plan) certifies the achievement of the Performance Goal for a Performance Period (the “Vesting Date”), subject to your continued employment or service with the Company or a Related Company (“Service”) through such date, except as otherwise set forth in the PSU Agreement.  The Committee will certify the level of achievement for each Performance Period, and will issue to you one share of Common Stock for each PSU that vested in such Performance Period (each vested PSU, a “Vested PSU”), in each case, no later than March 15th of the calendar year following the end of the applicable Performance Period.

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the Agreement and the Plan.  You further acknowledge that as of the Grant Date, the Agreement and the Plan set forth the entire understanding between you and the Company regarding the PSUs and supersede all prior oral and written agreements on the subject.

AVALARA, INC.

2018 EQUITY INCENTIVE PLAN

GLOBAL PERFORMANCE SHARE UNIT AGREEMENT

Pursuant to your Global Performance Share Unit Notice (the “PSU Notice”) and this Global Performance Share Unit Agreement (the “PSU Agreement”), including all appendices thereto, including any additional terms and conditions for your country as set forth in the appendix hereto (the “Appendices,” and together with the PSU Notice and the PSU Agreement, this “Agreement”), Avalara, Inc. (the “Company”) has granted to you an Award of Performance Share Units (“PSUs”) under its 2018 Equity Incentive Plan (the “Plan”) for that number of Target PSUs indicated in your PSU Notice.  This Agreement is made pursuant to the provisions of the Plan, the terms of which are hereby incorporated by reference in their entirety, and will in all respects be construed in conformity with the express terms and provisions of the Plan.  Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan.

The details of the PSUs, in addition to those set forth in the PSU Notice, the Appendices, and the Plan, are as follows:

1.Vesting of PSUs. Subject to the terms of this Agreement, the PSUs are eligible for vesting as set forth in the PSU Notice (the “Vesting Schedule”).

2.Settlement of PSUs.  Subject to the other terms of this Agreement with respect to settlement of Vested PSUs, as soon as practicable following completion of a Performance Period, but in no event later than March 15th of the calendar year following completion of the applicable Performance Period, (a) the Committee will certify the achievement of the Performance Goal for that Performance Period (which date is the Vesting Date for such Vested PSUs), and (b) the Company will deliver to you one share of Common Stock (each, a “Share”) for each Vested PSU in settlement thereof.

All PSUs that do not become Vested PSUs after completion of the Third Performance Period will terminate and be cancelled, without the payment of any consideration to you.  You will have no further rights, and the Company will have no further obligations to you, with respect to such unvested, forfeited PSUs.

3.Termination of Service.

(a)General.  Except as otherwise set forth in this Section 3 and Section 4 or any other agreement or Company policy that applies to you, upon your Termination of Service for any reason prior to a Vesting Date for a Performance Period, any portion of the outstanding PSUs that have not vested as of the date of your Termination of Service will immediately be forfeited to the Company without the payment of any consideration to you.  You will have no further rights, and the Company will have no further obligations to you, with respect to such unvested, forfeited PSUs.  For the avoidance of doubt, except as otherwise set forth in this Section 3 and Section 4, providing services during only a portion of a Performance Period prior to a Vesting Date, but where your Termination of Service occurs prior to the Vesting Date, will not entitle you to vest in a pro-rata portion of the PSUs that would have vested as of such Vesting Date, nor will it entitle you to any compensation for the lost vesting.

For purposes of the PSUs, Termination of Service will be considered to occur as of the date you are no longer actively providing services to the Company, or, if different, the Related Company that employs you or for which you otherwise provide services (the “Service Recipient”), or any other Related Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or service agreement, if any).  Unless otherwise determined by the Company, your right to vest in the PSUs, if any, will cease as of this date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise providing services, or the terms of your employment or service agreement, if any).  The Company will have the exclusive discretion to determine when you are no longer actively providing services for purposes of the PSUs (including whether you may still be considered to be actively providing services while on leave of absence).

(b)Death or Disability.  In the event of your death or Disability on or after the last day of a Performance Period but prior to the Vesting Date for such Performance Period, you (or your legal representative or beneficiary) will be entitled to any Vested PSUs for such Performance Period, calculated in accordance with the Vesting Schedule applicable to the Performance Period and settled in accordance with Section 2 of the PSU Agreement.

4.Change in Control.

(a)Change in Control during First Performance Period.   If a Change in Control occurs (i) prior to completion of the First Performance Period and (ii) you remain in Service through the effective date of the Change in Control, then the Target PSUs will be converted in their entirety to time vesting units, with the number thereof adjusted in connection with the Change in Control pursuant to Section 15 of the Plan (the “Time Vesting Units”), and will be settled as set forth in this Section 4.

(b)Change in Control after First Performance Period but Prior to Completion of the Third Performance Period.  If a Change in Control occurs on or after completion of a Performance Period, but prior to the Vesting Date for such Performance Period, the PSUs for such Performance Period will be payable based on achievement of the Performance Goal for the Performance Period as set forth in Section 1 of the PSU Agreement.  Subject to the preceding sentence, if a Change in Control occurs (i) after completion of the First Performance Period but prior to completion of the Third Performance Period and (ii) you remain in Service through the effective date of the Change in Control, the Target PSUs will be converted to Time Vesting Units, settled as set forth in this Section 4, in an amount equal to the greater of:

(i)the Target PSUs, minus any Vested PSUs earned for a previously completed Performance Period; and

(ii)that amount calculated by determining the level of achievement of the Performance Goal, but calculated for a single abbreviated Performance Period that ends with the close of the Company’s fiscal quarter coincident with or immediately preceding the Change in Control (calculated in accordance with Annex A but not capped at 100% of target if such a cap would otherwise apply), minus any Vested PSUs earned for a prior Performance Period. The total amount payable under the Award may not exceed 250% of Target PSUs.

Any outstanding PSUs that do not become Time Vesting Units will automatically be cancelled and forfeited for no consideration as of immediately prior to the Change in Control.

(c)Conversion to Time Vesting Following Change in Control.  Upon a Change in Control, any Time Vesting Units will vest solely based on your continued Service, except as otherwise set forth in this Section 4 or any other agreement or Company policy that applies to you.  The Time Vesting Units will vest in substantially equal quarterly installments, with the first vesting date being the first quarterly date that follows the Change in Control (e.g., January 5, April 5, July 5 and October 5) and the last quarterly vesting date being the January 5 that immediately follows the Third Performance Period.  The Company will deliver to you payment (which may be in cash, shares or a combination thereof, as applicable in the Change in Control) with respect to each vested Time Vesting Unit within 45 days following the applicable quarterly vesting date for such Time Vesting Unit.  If settled solely in shares, one share of common stock of the Company or the Successor Company, as applicable, will be issued for each Time Vesting Unit that becomes vested.

(d)  Treatment if Award is Not Assumed or Substituted.  Notwithstanding the foregoing, the Time Vesting Units will become fully vested immediately prior to the Change in Control if the Award will not be converted, assumed, substituted for or replaced by the Successor Company and will be settled as soon as practicable following the Change in Control, but in any event within 45 days following the date of such Change in Control.

(e)Qualifying Termination in Connection with or within 12 Months of a Change in Control.  In the event of (i) your Termination of Service by the Company or a Related Company (or a Successor Company) without Cause or (ii) your resignation from the Company or a Related Company (or a Successor Company) for Good Reason in connection with or within 12 months of a Change in Control, (each, a “Qualifying Termination”), any then outstanding Time Vesting Units will become fully vested and will be settled by delivery of the applicable payment to you (or your legal representative or beneficiary) within 45 days of the date of such Qualifying Termination.

5.Compliance with Law.

(a)You represent and warrant that you have been furnished with a copy of the Plan and the plan summary/prospectus for the Plan.

(b)Notwithstanding any other provision of this Agreement, Shares will not be issued upon settlement of Vested PSUs unless the Shares issuable are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  The PSUs also must comply with all other applicable laws and regulations governing the PSUs, including any U.S. and non-U.S. state, federal and local laws, and you will not receive Shares upon settlement of Vested PSUs if the Company determines that such receipt would not be in material compliance with such laws and regulations.

You understand that the Company is under no obligation to register or qualify the Shares with the U.S. Securities Exchange Commission or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, you agree that the Company will have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

(c)You hereby agree that you will in no event sell or distribute all or any part of the Shares that you may receive pursuant to the settlement of Vested PSUs unless (i) there is an effective registration statement under the Securities Act or (ii) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.  You understand that the Company has no obligation to you to maintain any registration of the Shares with the U.S. Securities and Exchange Commission and has not represented to you that it will so maintain registration of the Shares.  Sales of the Shares are also subject to compliance with other laws and regulations, including but not limited to, U.S. and non-U.S. securities, exchange control, insider trading and market abuse laws, and with the Company’s insider trading policy.

6.Transfer Restrictions. PSUs may not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law, during your lifetime.

7.Dividends.  You will receive no benefit or adjustment to your PSUs with respect to any cash dividend, stock dividend or other distribution, except as provided in the Plan with respect to adjustments made pursuant to Section 15.1 of the Plan.

8.Tax Withholding; No Obligation to Minimize Taxes.

(a)Regardless of any action taken by the Company, the Service Recipient or any other Related Company, the ultimate responsibility for all income tax, social insurance, FICA, payroll tax, fringe benefits tax, payment on account and all other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Service Recipient in its discretion to be an appropriate charge to you even if legally applicable to the Company or the Service Recipient (the “Tax‑Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient.

You agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient, as applicable, prior to any relevant taxable or tax withholding event, as applicable, to satisfy any applicable tax withholding obligation related to all Tax-Related Items.  The Company has no obligation to deliver Shares pursuant to Vested PSUs until you have satisfied any applicable tax withholding obligation related to the Tax-Related Items in a manner acceptable to the Company.

(b)In order to satisfy your obligations set forth in Section 8(a), you may irrevocably appoint any brokerage firm acceptable to the Company for such purpose (the “Agent”) as your Agent, and authorize the Agent, pursuant to a plan that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) under the Exchange Act, to:

(i)Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after the settlement date for any Vested PSUs, the minimum number of Shares (rounded up to the next whole number) sufficient to generate proceeds to cover the amount of any applicable tax withholding obligation related to the Tax‑Related Items and all applicable fees and commissions due to, or required to be collected by, the Agent; and

(ii)Remit directly to the Company the cash amount necessary to cover the any applicable withholding obligation related to such Tax‑Related Items, as of such date.

(c)Notwithstanding the foregoing, you authorize the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy their tax withholding obligations with regard to all Tax-Related Items, if any, by one or a combination of the following:

(i)withholding from your wages, salary or other cash compensation payable to you by the Company, the Service Recipient and/or any other Related Company;

(ii)withholding from proceeds of the sale of Shares acquired upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent);

(iii)withholding Shares to be issued upon settlement of the PSUs; or

(iv)any other method of withholding determined by the Company and permitted by applicable law and under the terms of the Plan.

(d)The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s).  In the event of over-withholding, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Common Stock, or if not refunded, you may seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Service Recipient.  If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, you are deemed to have been issued the full number of Shares for which the PSUs were settled, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

(e)Finally, you acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including but not limited to, the grant, the vesting, the issuance of Shares upon vesting, the subsequent sale of Shares acquired pursuant to the PSUs and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Further, you acknowledge that if you are subject to tax in more than one jurisdiction, the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  By accepting the Award, you agree that you will be deemed to have waived any claims against the Company with respect to any tax consequences related to the PSUs.

9.PSUs Not an Employment or Service Contract.  Nothing in the Plan or this Agreement will be deemed to constitute or amend any employment or service contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without cause.

10.Nature of Grant.  By accepting the Award, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;

(c)all decisions with respect to future PSU grants or other grants, if any, will be at the sole discretion of the Company;

(d)you are voluntarily participating in the Plan;

(e)the PSUs and the Shares underlying the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)the PSUs and the Shares underlying the PSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, holiday top-up, pension or retirement or welfare benefits or similar mandatory payments;

(g)unless otherwise agreed with the Company, the PSUs and the Shares underlying the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a non‑U.S. Related Company;

(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages will arise from forfeiture of the PSUs resulting from (a) your Termination of Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any) or (b) the application of Section 16 of the PSU Agreement or any compensation recovery or clawback policies adopted by the Company; and

(j)unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;

(k)the following provisions apply only if you are providing services outside of the United States:

i.the PSUs and the Shares underlying the PSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose; and

ii.neither the Company, the Service Recipient nor any other Related Company will be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to you pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement.

11.Data Privacy Information and Consent.

(a)Data Collection and Usage.  The Company and the Service Recipient collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan.  The legal basis, where required, for the processing of Data is your consent.

(b)Stock Plan Administration Service Providers.  The Company transfers Data to E*TRADE Securities LLC and its affiliated companies (“E*TRADE”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan.  The Company may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner.  You may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c)International Data Transfers.  The Company and E*TRADE are based in the United States.  Your country or jurisdiction may have different data privacy laws and protections than the United States.  The Company's legal basis, where required, for the transfer of Data is your consent.

(d)Data Retention.  The Company will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities, labor and other laws.  This means Data may be retained until after your Termination of Service.

(e)Voluntariness and Consequences of Consent Denial or Withdrawal.  Participation in the Plan is voluntary, and you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your salary from or employment and career with the Service Recipient will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant the PSUs or other equity awards to you or administer or maintain such awards.

(f)Data Subject Rights.  You may have a number of rights under data privacy laws in your jurisdiction.  Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data.  To receive clarification regarding these rights or to exercise these rights, you can contact your local human resources representative.

(g)Declaration of Consent. By accepting the PSUs and indicating consent via the Company’s acceptance procedure, you are declaring that you expressly agree with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

Finally, upon request of the Company or the Service Recipient, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Service Recipient may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Service Recipient.

12.No Shareholder Rights.  Neither you nor any other person in the event of your death prior to settlement of Vested PSUs will have any rights of a shareholder with respect to the PSUs unless and until the date of issuance of any Shares issuable upon settlement of Vested PSUs.

13.Notices.  Any notice which either party hereto may be required or permitted to give to the other will be in writing and may be delivered personally, by interoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, which, with respect to notices to you, will be provided to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.

14.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of Shares underlying the PSUs.  You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

15.Definitions.

(a)“Cause” means the occurrence of one or more of the following events:

(i)your gross negligence with respect to the business and affairs of the Company;

(ii)your willful disregard or neglect of your duties, including your violation of any material Company or Related Company policy applicable to you that continues for a period of 10 days following written notice thereof to you by the Company or a Related Company;

(iii) your act, or omission to act, intended to cause harm or damage to the business, property, operations, financial condition or reputation of the Company;

(iv) your material breach of any of the provisions of any written agreement between you and the Company or a Related Company that is not cured, to the extent susceptible to cure, within 30 days after the Company or a Related Company has given written notice to you describing such breach;

(v)your commission of any act of embezzlement, fraud, theft and/or financial dishonesty with respect to the Company or a Related Company, including without limitation misappropriation of funds, properties and/or assets;

(vi)your breach of your fiduciary obligations, or disloyalty, to the Company or a Related Company;

(vii)your material breach of the Proprietary Information and Inventions Agreement between you and the Company; or

(viii)your conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving theft, fraud, dishonesty, misrepresentation or sexual harassment.

The determination of whether your termination is either for Cause or without Cause will be made by the Board, in its sole discretion. Any determination by the Board that you were terminated with or without Cause for the purposes of this Award will have no effect on any determination of your or the Company’s rights or obligations for any other purpose.

(b)“Change in Control” has the meaning set forth in the Plan, provided, however, that to the extent required for compliance with Section 409A of the Code, “Change in Control” means consummation of transaction that also constitutes a “change in control event” described in Section 1.409A-3(i)(5)(v) (change in the ownership of a corporation) or (vii) (change in the ownership of a substantial portion of a corporation’s assets) of the treasury regulations promulgated under Section 409A of the Code (a “409A Change of Control”).

(c)“Good Reason” means, without your express, written consent:

(i)any material breach by the Company or a Related Company (or a Successor Company) of any written agreement to which you are a party;

(ii)a material reduction in your level of responsibility, duties or authority;

(iii)a material reduction in your then-in-effect base salary (other than a reduction that is equal in percentage to, or smaller than, that imposed upon other executives in the Company or the Service Recipient); or

(iv)relocation of your principal office to a location more than 50 miles from your then-current principal office.

Notwithstanding the foregoing, your Termination of Service will not be for Good Reason unless (1) you notify the Company in writing of the existence of the condition that you believe constitutes Good Reason within 30 days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Remedial Period”) and (3) you actually terminate employment within 30 days after the expiration of the Remedial Period and before the Company remedies such condition.

16.Clawback and Recovery of Compensation.

(a)In accordance with Section 18.13 of the Plan, the PSUs are subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery or clawback policies adopted by the Company to implement any such requirements or (iv) any other compensation recovery or clawback policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to you and/or required by applicable law.

(b)In addition to the foregoing Section 16(a), and notwithstanding anything to the contrary in this Agreement, if the Board or the Committee determines that fraud, willful misconduct, gross negligence or violation of Company policy caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Board or the Committee may require you, to the extent permitted by applicable law and after a review of relevant facts and circumstances, to promptly repay to the Company any gain realized in respect of the PSUs if an amount received under such PSUs within the three years preceding the date on which the Board or the Committee determines that such an event has occurred would have been materially lower if it had been based on the restated results. The foregoing forfeiture and repayment obligations will be without prejudice to any other rights that the Company may have.

In determining whether to seek recovery under this Section 16, the Board or the Committee will take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation and the cost of the recovery process versus the amount to be recovered.

17.Successors and Assigns.  The Company may assign its rights under this Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Board.  This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

18.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.No Waiver.  No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

20.Section 409A Compliance.  The Company intends that the PSUs will be exempt from, or comply with, the requirements of Section 409A of the Code; provided, however, that the Company makes no representations that the PSUs will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the PSUs. If necessary for exemption from, or compliance with, Section 409A of the Code, each installment that vests or is delivered under an Award in a series of payments or installments will be treated as a separate payment for purposes of Section 409A of the Code.

21.Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

22.Appendix for Non-U.S. Participants.  Notwithstanding any provision in this Agreement, any PSUs granted under the Plan will be subject to any additional terms and conditions for your country set forth in the Appendix attached hereto.  Moreover, if you relocate to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of the PSU Agreement.

23.Language.  You acknowledge and represent that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in English, as to allow you to understand the terms of this Agreement and any other documents related to the Plan.  If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

24.Insider Trading/Market Abuse Laws.  You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and, if different, your country, your broker’s country and/or the country where Shares are listed, which may affect your ability to accept or otherwise acquire, or sell, attempt to sell or otherwise dispose of, Shares or rights to Shares (e.g., the PSUs) under the Plan or rights linked to the value of Shares (e.g., phantom awards, futures) during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction) or the trade in Shares or the trade in rights to Shares under the Plan.  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information.  Furthermore, you could be prohibited from (1) disclosing the inside information to any third party and (2) “tipping” third parties or otherwise causing them to buy or sell Company securities; “third parties” includes fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  It is your responsibility to comply with any applicable restrictions and you are advised to speak to your personal advisor on this matter.

25.Foreign Asset/Account Reporting Requirements and Exchange Controls.  You acknowledge that your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares purchased under the Plan or cash received from participating in the Plan (including from any dividends paid on or sales proceeds arising from the sale of Shares acquired under the Plan) in a brokerage or bank account outside your country.  You may be required to report such accounts, assets or transactions to the tax or other authorities in your country.  You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt.  You acknowledge that it is your responsibility to comply with such regulations, and you are advised to consult your personal legal advisor for any details.

avalara, inc.

Appendix

to

2018 equity incentive plan

GLOBAL PERFORMANCE SHARE UNIT AGREEMENT

Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan and/or the PSU Agreement to which this Appendix is attached.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the PSUs granted to you under the Plan if you reside and/or work in one of the countries listed below.

If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Grant Date, or are considered a resident of another country for local law purposes, the Company will, in its discretion, determine the extent to which the special terms and conditions contained herein apply to you.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2021.  Such laws are often complex and change frequently.  As a result, you should not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date by the time the PSUs vest or you sell the Shares acquired under the Plan.

In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result.  Accordingly, you should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which you currently reside and/or work, transfer to another country after the Grant Date, or are considered a resident of another country for local law purposes, the notifications contained herein may not apply to you in the same manner.

BRAZIL

Terms and Conditions

Compliance with Law.  In accepting the PSUs, you acknowledge your agreement to comply with Brazilian laws and to pay any and all applicable Tax-Related Items associated with the vesting and/or settlement of the PSUs, the sale of Shares acquired under the Plan and the receipt of any dividends paid on such Shares.

Nature of Grant.  This provision supplements Section 10 of the PSU Agreement:

By accepting the PSUs, you acknowledge that (i) you are making an investment decision, and (ii) the value of the underlying Shares is not fixed and may increase or decrease over the vesting period without compensation to you.

Notifications

Exchange Control Notification.  Brazilian residents are required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$1,000,000.  Assets and rights that must be reported include Shares acquired under the Plan and may include the PSUs.

Tax of Financial Transaction (IOF).  Repatriation of funds (e.g., sale proceeds and/or cash dividends) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to Tax on Financial Transactions (“IOF”). It is your responsibility to comply with any applicable IOF arising from your participation in the Plan.  You should consult with your personal tax advisor for additional details.

CANADA

Terms and Conditions

Settlement of PSUs.  Notwithstanding any discretion in the Plan, the PSUs will be settled only in Shares.  You will not be entitled to receive a cash payment upon vesting of the PSUs.

Termination of Employment. The following provision replaces the corresponding paragraph in Section 3(a) of the PSU Agreement:

For purposes of the PSUs, your Termination of Service (regardless of the reason for such termination and whether or not later found to be invalid, unlawful or in breach of employment laws in the jurisdiction where you are employed or providing services, or the terms of your employment or service agreement, if any) will be deemed to have occurred as of the earliest of:  (a) the date your Service is terminated; (b) the date that you receive notice of termination of your Service; and (c) the date that you are no longer actively providing services to the Service Recipient, the Company or any other Related Company, regardless of any notice period or period of pay in lieu of such notice required under applicable employment law (including, without limitation, statutory law, regulatory law and common law) in the jurisdiction where you are employed or providing services or the terms of your employment agreement, if any.  If, notwithstanding the foregoing, applicable employment legislation explicitly requires continued vesting during a statutory notice period, your right to vest in the PSUs, if any, will terminate effective as of the last date of the minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the Vesting Date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.

The following provisions apply to residents of Quebec:

Data Privacy.  The following provision supplements Section 11 of the PSU Agreement:

You hereby authorize the Company and the Company’s representatives, including the broker(s) designated by the Company, to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan.  You further authorize the Company, the Service Recipient and any other Related Company, as well as E*TRADE or any other third‑party stock plan service provider(s) as designated by the Company to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in your employee file.

Language Consent.  The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue. Les parties reconnaissent avoir expressement souhaité que la convention «Agreement » ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Notifications

Securities Law Notification.  Shares acquired under the Plan may not be sold or otherwise disposed of within Canada.  You may sell the Shares acquired under the Plan only through E*TRADE or such other stock plan service provider selected by the Company in the future, provided the sale of Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are traded.

Foreign Asset/Account Reporting Notification.  Specified foreign property, including shares and rights to receive shares (e.g., PSUs, stock options, restricted stock units) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year.  Thus, the PSUs must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other specified foreign property you hold.  When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares.  The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if you own other Shares (acquired separately), this ACB may have to be averaged with the ACB of the other Shares.  You should consult a personal tax advisor to ensure compliance with applicable reporting obligations.

FRANCE

Terms and Conditions

Nature of Grant.  The PSUs are not intended to qualify for special tax and social security treatment applicable to PSUs granted under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

Language Consent.  By accepting the grant of the PSUs, you confirm having read and understood the documents related to the grant (the Agreement and the Plan), which were provided in the English language.  You accept the terms of those documents accordingly.

Consentement Relatif à la Langue.  En acceptant l’attribution d'Actions liées à la Performance (« PSUs »), vous confirmez avoir lu et compris les documents relatifs à l’attribution (le Contrat et le Plan), qui ont été remis en langue anglaise.  Vous acceptez les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Notification.  If you are a French resident, you must declare all of your foreign bank and brokerage accounts in which you hold cash or securities, including the accounts that were opened and/or closed during the tax year, on an annual basis on a special form N° 3916, together with your income tax return.

Exchange Control Notification.  You must report the value of any cash or securities that you bring into France or send out of France without the use of a financial institution to the French Customs and Excise Authorities when the value of such cash or securities reaches or exceeds the threshold amount.

GERMANY

Notifications

Exchange Control Notification.  Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank (Bundesbank) on a monthly basis.  In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be made by the 5th day of the month following the month in which the payment was received.  The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.  You are responsible for obtaining the appropriate form from the bank and complying with the applicable reporting obligations.

Foreign Asset/Account Reporting Notification.  If the acquisition of Shares leads to a “qualified participation” at any point during the calendar year, you will need to report the acquisition when you file your tax return for the relevant year.  A “qualified participation” is attained only in the unlikely event (i) the value of the shares acquired exceeds €150,000, and you own 1% or more of the Company’s total common stock or (ii) you hold shares exceeding 10% of the Company’s total common stock.

INDIA

Notifications

Exchange Control Notification.  Exchange control laws and regulations in India require that all proceeds resulting from the sale of Shares and any dividends received in relation to the PSUs or the Shares be repatriated to India within such time as prescribed under applicable Indian exchange control laws, as may be amended from time to time.  Indian residents must obtain a foreign inward remittance certificate (“FIRC”) from the bank into which foreign currency is deposited and retain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or the Service Recipient requests proof of repatriation.

Foreign Asset/Account Reporting Notification.  Foreign bank accounts and any foreign financial assets (including Shares held outside India) must be reported in the annual Indian personal tax return.  It is your responsibility to comply with this reporting obligation and you should consult with your personal advisor in this regard.

IRELAND

Notifications

Director Reporting Notification.  Directors, shadow directors and secretaries of an Irish Related Company must notify the Irish Related Company in writing upon (i) receiving or disposing of an interest in the Company (e.g., PSUs, Shares, etc.), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time, in each case if the interest represents more than 1% of the Company.  This notification requirement also applies with respect to the interests of any spouse or children under the age of 18 of the director, shadow director or secretary (whose interests will be attributed to the director, shadow director or secretary).  You should consult your personal legal advisor as to whether or not this notification requirement applies to you.

ITALY

Terms and Conditions

Plan Document Acknowledgment.  In accepting the PSUs, you acknowledge that a copy of the Plan was made available to you, and that you have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

You further acknowledge that you have read and specifically and expressly approve the following provisions in the Agreement:  Section 1 (“Vesting of PSUs”); Section 3 (“Termination of Service”); Section 8 (“Tax Withholding; No Obligation to Minimize Taxes”); Section 10 (“Nature of Grant”); Section 11 (“Data Privacy Information and Consent”); and Section 18 (“Imposition of Other Requirements”).

Notifications

Foreign Asset/Account Reporting Notification.  To the extent that you hold investments abroad or foreign financial assets that may generate taxable income in Italy (such as Shares you acquire under the Plan) during the calendar year, you are required to report them on your annual tax return (UNICO Form, RW Schedule), or on a special form if no tax return is due.

Foreign Financial Asset Tax Notification.  The value of your foreign assets (including Shares acquired under the Plan) may be subject to a foreign financial assets tax and you are responsible for reporting the foreign assets and their value on your annual tax return and paying the foreign financial assets tax.  This tax is assessed at the end of the calendar year or on the last day the Shares are held (in such case, or when Shares are acquired during the course of the year, the tax is levied in proportion to the number of days the Shares are held over the calendar year).  No tax payment duties arise if the amount of the foreign financial assets tax calculated on all financial assets held abroad does not exceed a certain threshold.  You should consult with your personal tax advisor for additional information about the foreign financial assets tax.

LUXEMBOURG

There are no country-specific provisions.

POLAND

Notifications

Exchange Control Notification.  If you transfer funds exceeding €15,000 in a single transaction, you are required to do so through a bank account in Poland.  You are required to retain all documents connected with foreign exchange transactions for a period of five years, calculated from the end of the year when the foreign exchange transactions were made.

In addition, if you hold Shares acquired under the Plan and/or maintain a bank account abroad and the aggregate value of Shares and/or cash held in such foreign accounts exceeds PLN 7 million, you must file reports on the transactions and balances of the accounts on a quarterly basis to the National Bank of Poland.

You should consult with your personal legal advisor to determine your remittance and/or reporting responsibilities.

SPAIN

Terms and Conditions

Nature of Grant.  This provision supplements Section 10 of the PSU Agreement:

By accepting the PSUs, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and discretionally decided to grant the PSUs under the Plan to individuals who may be employees or other service providers of the Company or a Related Company throughout the world.  This decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company, the Service Recipient or any other Related Company, other than as expressly set forth in the Agreement.  Consequently, you understand that the PSUs are granted on the assumption and condition that the PSUs and any Shares issued under the Plan are not a part of any employment or other service contract (either with the Company, the Service Recipient or any other Related Company) and will not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever.

Further, you understand and agree that, unless otherwise expressly provided for by the Company or set forth in the Plan or the Agreement, any unvested PSUs will be cancelled without entitlement to any

Shares underlying the PSUs if a Termination of Service occurs for any reason, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985.  The Company, in its sole discretion, will determine the date when a Termination of Service occurs for purposes of the PSUs.

In addition, you understand that the PSUs would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the PSUs will be null and void.

Notifications

Securities Law Notification.  No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the PSUs under the Plan.  Neither the Plan nor the Agreement have been nor will be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.

Foreign Asset/Account Reporting Notification.  To the extent you hold shares (including Shares acquired under the Plan) or have bank accounts outside of Spain with a value in excess of €50,000 (for each type of asset category) as of December 31, you will be required to report information on such assets on your tax return Form 720 for such year with severe penalties in the event of non-compliance.  After such shares or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported shares or accounts increases by more than €20,000 (for each type of asset category) as of each subsequent December 31, or if you sell shares or cancel bank accounts that were previously reported.  You should consult with your personal tax advisor for further information regarding your foreign asset reporting obligations.

Exchange Control Notification.  You are required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities (including Shares acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior year or the balances of such accounts as of December 31 of the prior year exceeds €1 million.

Different thresholds and deadlines to file the declaration apply.  However, if neither such transactions during the immediately preceding year nor the balances/positions as of December 31 exceed €1 million, no such declaration must be filed unless expressly required by the Bank of Spain.  If any of such thresholds were exceeded during the current year, you may be required to file the relevant declaration corresponding to the prior year, however, a summarized form of declaration may be available.  You should consult your personal tax or legal advisor for further information regarding your exchange control reporting obligations.

Additionally, the acquisition of Shares under the Plan must be declared for statistical purposes to the Direccion General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy, Industry and Competitiveness.  Generally, the declaration must be filed in January for Shares (and any other securities) owned as of December 31 of each year; however, if the value of the Shares acquired or the amount of the sale proceeds you realize from the sale of Shares exceeds a certain threshold, the declaration must be filed within one month of the acquisition or sale, as applicable.

UNITED KINGDOM

Terms and Conditions

Settlement of PSUs.  Notwithstanding any discretion in the Plan, the PSUs will be settled only in Shares.  You will not be entitled to receive a cash payment upon vesting of the PSUs.

Responsibility for Taxes.  The following supplements Section 8 of the PSU Agreement:

Without limitation to Section 8 of the PSU Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Service Recipient or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority).  You also agree to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision may not apply to you if the indemnification is viewed as a loan.  In such case, if the amount of any income tax due is not collected from or paid by you within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute an additional benefit to you on which additional income tax and National Insurance Contributions (“NICs”) may be payable.  You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Service Recipient (as appropriate) for the value of any employee NICs due on this additional benefit, which the Company or the Service Recipient may recover from you by any of the means referred to in the Plan or Section 8 of the PSU Agreement.

Joint Election.  As a condition of your participation in the Plan, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Service Recipient in connection with the PSUs and any event giving rise to Tax-Related Items (the “Service Recipient’s NICs”).  Without limitation to the foregoing, you agree to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Service Recipient’s NICs to you.  You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or the Service Recipient.  You further agree that the Company and/or the Service Recipient may collect the Service Recipient’s NICs from you by any of the means set forth in Section 8 of the PSU Agreement.

If you do not enter into a Joint Election, or if approval of the Joint Election has been withdrawn by HMRC, the Company, in its sole discretion and without any liability to the Company or the Service Recipient, may choose not to issue or deliver any Shares to you upon vesting of the PSUs.

AVALARA, INC.

ANNEX A

TO

GLOBAL PERFORMANCE SHARE UNIT NOTICE AND GLOBAL PERFORMANCE SHARE UNIT AGREEMENT

1.Performance Goals.

Vesting of PSUs is based on the Company’s revenue compound annual growth rate (“Revenue CAGR”) measured over each applicable Performance Period, as determined by the Committee.

•

Revenue CAGR will generally include acquired revenue, except for the amount of aggregate acquired next twelve months (NTM) revenue that exceeds $100 million, which will not factor into the growth calculation. Any growth from the acquired revenue base will otherwise be factored into the overall growth calculation.

•

In calculating Revenue CAGR, the Company will seek to limit the impact of currency fluctuations during a Performance Period on growth rates.  Accordingly, the Company and the Committee will apply, in their sole discretion, a reasonable methodology intended to maintain a constant currency exchange rate against the US Dollar during a Performance Period.

2.Determination of Vested PSUs.  Following each Performance Period, the Committee will determine the level of achievement of Revenue CAGR for that Performance Period.  Linear interpolation will apply for results that fall between any of the two Revenue CAGR percentages below.  No amount will be payable for a Performance Period if Revenue CAGR is not at least 20.0% for that Performance Period.  In no event may more than one-third of Target PSUs be earned in each of the First Performance Period and the Second Performance Period.  No more than 250% of the Target PSUs may be earned in the aggregate for all Performance Periods.  Subject to the foregoing, Target PSUs may be earned as follows:

	Revenue CAGR	Percentage of Target PSUs Earned
Threshold	20.0%	25%
Target	23.0%	100%
	25.0%	150%
	28.0%	200%
Maximum	32.0%	250%